Exhibit 21

List of Subsidiaries of Granite Construction Incorporated

Subsidiary	State of Incorporation	Name Under Which Subsidiary Does Business
Granite Construction Company	California	Granite Construction Company
California Granite Company
Concrete Products Company
C.B. Concrete Company
Dayton Materials
Granite Construction Company, Inc. Granite Construction Company of California
Granite Construction Company of California (Granite Construction Company)
Granite Construction Company of Connecticut
Granite Construction Company of Nebraska
Granite Construction Supply

Granite Construction Northeast, Inc	New York	Granite Construction Northeast, Inc.

GILC Incorporated	California	GILC Incorporated GILC Incorporated of Missouri

Kenny Construction Company	Illinois	Kenny Construction Company
Kenny Construction Company of Illinois

Layne Christensen Company	Delaware	Layne Christensen Company